Exhibit 10.1

Amendment to Employment Contract – Andrew McKinnon

BlastGard International, Inc.

2451 McMullen Booth Road, Ste. 207

Clearwater, FL 33759

Gentlemen:

This is to confirm that I have agreed to accept payment of my monthly salary pursuant to my employment contract through the monthly issuance of BlastGard International Common Stock based on a 15% discount to the fair market value of the Company’s Common Stock based on the ten preceding trading days prior to the conversion date. The fair market value of the Company’s Common Stock is defined as the average of the closing sales price of the Company’s Common Stock on the OTC Electronic Bulletin Board for the ten trading days preceding the last day of each month (conversion date of the monthly salary).  The salary conversion shall not at any time be convertible at a conversion price below $.10 per share (the “Floor Price”). The foregoing shall become effective for the month of December 2008, it being recognized that the first delivery of stock will occur on or about January 2, 2009 as payment for the month of December.

October 17, 2008

/s/ Andrew McKinnon

Agreed to and Accepted by:

BLASTGARD INTERNATIONAL, INC.

By:
/s/ Michael J. Gordon, Chief Financial Officer